LOCORR INVESTMENT TRUST
FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

       THIS FIRST AMENDMENT dated as of December 2, 2011, to the Distribution Agreement, dated as of February 14, 2011 (the "Agreement"), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust, (the "Trust") and QUASAR DISTRIBUTORS, LLC, (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Distributor desire to amend the Agreement to add a fund; and

WHEREAS, Section 11 (B.) of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOCORR INVESTMENT TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jon C. Essen	By:	/s/ James R. Schoenike

Name:	Jon C. Essen	Name:	James R. Schoenike

Title:	COO	Title:	President

12/2011	1

Amended Exhibit A to the Distribution Agreement

Separate Series of LoCorr Investment Trust

Name of Series
LoCorr Managed Futures Strategy Fund
LoCorr Long/Short Commodities Strategy Fund

12/2011	2